FOR IMMEDIATE RELEASE
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JETBLUE AIRWAYS REPORTS JULY TRAFFIC

NEW YORK (August 12, 2013) -- JetBlue Airways Corporation [NASDAQ: JBLU] reported its preliminary traffic results for July 2013. Traffic in July increased 7.3 percent from July 2012, on a capacity increase of 6.8 percent.
Load factor for July 2013 was 87.6% percent, an increase of 0.4 points from July 2012. JetBlue's preliminary completion factor was 99.0 percent and its on-time (1) performance was 63.9 percent. JetBlue's preliminary passenger revenue per available seat mile (PRASM) for the month of July increased five percent year over year. For the month of August, PRASM is expected to increase between 3.5 and 4.5 percent year over year.

JETBLUE AIRWAYS TRAFFIC RESULTS

	July 2013	July 2012	% Change
Revenue passenger miles (000)	3,521,806	3,281,638	7.3%
Available seat miles (000)	4,020,022	3,763,235	6.8%
Load factor	87.6%	87.2%	0.4 pts
Revenue passengers	2,949,580	2,793,319	5.6%
Departures	26,295	24,470	7.5%
Average stage length	1,091	1,100	(0.8)%
	Y-T-D 2013	Y-T-D 2012	% Change
Revenue passenger miles (000)	21,142,883	19,686,434	7.4%
Available seat miles (000)	24,901,263	23,259,827	7.1%
Load factor	84.9%	84.6%	0.3 pts
Revenue passengers	18,002,410	16,984,253	6%
Departures	163,790	154,083	6.3%
Average stage length	1,090	1,082	0.7%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline ™ with other focus cities in Boston, Fort Lauderdale, Los Angeles (Long Beach), San Juan and Orlando. Known for its award-winning service and free TV as much as its low fares, JetBlue offers the most legroom in coach of any U.S. airline (based on average fleet-wide seat pitch) as well as super-spacious Even More Space seats. JetBlue is also America's first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within JetBlue's control. Visit www.jetblue.com/promise for details. TrueBlue, JetBlue's exclusive rewards program for frequent fliers, allows customers to earn points even faster with partner programs, while redeeming awards starts at just 5,000 points and $2.50 taxes/fees for one-way travel, with no black-out dates. JetBlue serves 79 cities with 850 daily flights and plans to launch service in 2013 to Worcester, Massachusetts as well as Port-au-Prince, Haiti and Lima, Peru, subject to receipt of government operating authority. With JetBlue, all seats are assigned, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583), TTY/TDD 1-800-336-5530, or visit www.jetblue.com.
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2012 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.